Exhibit (e)(24)

APPLIED SIGNAL TECHNOLOGY, INC.

EXECUTIVE RETENTION AND SEVERANCE PLAN

Effective August 19, 2004

As Amended Through December 13, 2010

1.	ESTABLISHMENT AND PURPOSE OF PLAN

1.1 Establishment. The Applied Signal Technology, Inc. Executive Retention and Severance Plan (the “Plan”) is hereby established by the Compensation Committee of the Board of Directors of Applied Signal Technology, Inc., effective August 19, 2004 (the “Effective Date”).

1.2 Purpose. The Company draws upon the knowledge, experience and advice of its Executive Officers in order to manage its business for the benefit of the Company’s stockholders. Due to the widespread awareness of the possibility of mergers, acquisitions and other strategic alliances in the Company’s industry, the topics of compensation and other employee benefits in the event of a Change in Control or other circumstances that may result in termination of employment are issues in competitive recruitment and retention efforts. The Committee recognizes that the possibility or pending occurrence of a Change in Control could lead to uncertainty regarding the consequences of such an event and could adversely affect the Company’s ability to attract, retain and motivate present and future Executive Officers. The Committee has therefore determined that it is in the best interests of the Company and its stockholders to provide for the continued dedication of its Executive Officers notwithstanding the possibility or occurrence of circumstances that may result in termination of employment by establishing this Plan to provide Executive Officers with enhanced financial security in the event of a termination of employment. The purpose of this Plan is to provide its Participants with specified compensation and benefits in the event of a termination of employment under circumstances specified herein. The Company intends that all payments pursuant to the Plan be exempt from or comply with all applicable requirements of Section 409A (as defined below), and the Plan shall be so construed.

2.	DEFINITIONS AND CONSTRUCTION

2.1 Definitions. Whenever used in this Plan, the following terms shall have the meanings set forth below:

(a) “Annual Bonus” means as applicable, either:

(1) with respect to a Participant’s Involuntary Termination, the greater of (i) an amount equal to the aggregate of all bonuses earned by the Participant (whether or not actually paid) under the terms of the programs, plans or agreements providing for such bonuses for the fiscal year of the Company immediately prior to such termination of employment (without giving effect to any reduction in the Participant’s bonus constituting Good Reason), or (ii) the aggregate of all annual bonuses that would be earned by the Participant at the targeted annual rate (assuming attainment of 100% of all applicable performance goals) under the terms of the programs, plans or agreements providing for such bonuses in which the Participant was participating for the fiscal year of the Participant’s Involuntary Termination (without giving effect to any reduction in the Participant’s bonus constituting Good Reason); or

(2) with respect to a Participant’s Termination Upon a Change in Control, the greater of (i) the aggregate of all bonuses earned by the Participant (whether or not actually paid) under the terms of the programs, plans or agreements providing for such bonuses for the fiscal year of the Company immediately preceding the fiscal year of the Change in Control, (ii) the aggregate of all bonuses earned by the Participant (whether or not actually paid) under the terms of the programs, plans or agreements providing for such bonuses for the fiscal year of the Company immediately preceding the fiscal year of the Participant’s Termination Upon a Change in Control, or (iii) the aggregate of all annual bonuses that would be earned by the Participant at the targeted annual rate (assuming attainment of 100% of all applicable performance goals) under the terms of the programs, plans or agreements providing for such bonuses in which the Participant was participating for the fiscal year of the Participant’s Termination Upon a Change in Control.

(b) “Base Salary Rate” means, as applicable, either:

(1) with respect to a Participant’s Involuntary Termination, the Participant’s monthly base salary rate in effect immediately prior to such termination of employment (without giving effect to any reduction in the Participant’s base salary rate constituting Good Reason); or

(2) with respect to a Participant’s Termination Upon a Change in Control, the greater of (i) the Participant’s monthly base salary rate in effect immediately prior to such termination of employment (without giving effect to any reduction in the Participant’s base salary rate constituting Good Reason) or (ii) the Participant’s monthly base salary rate in effect immediately prior to the applicable Change in Control.

For this purpose, base salary does not include any bonuses, commissions, fringe benefits, car allowances, other irregular payments or any other compensation except base salary.

(c) “Board” means the Board of Directors of the Company.

(d) “Cause” means the occurrence of any of the following, as determined in good faith by a vote of not less than two-thirds of the entire membership of the Board at a meeting of the Board called and held in whole or in part for such purpose:

(1) the Participant’s commission of any material act of fraud, embezzlement, dishonesty, intentional falsification of any employment or other Company Group records, or any criminal act which impairs Participant’s ability to perform his or her duties with the Company Group; or

(2) the Participant’s willful misconduct, breach of fiduciary duty for personal profit or material failure to abide by the Company’s code of conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct); or

(3) the Participant’s unauthorized use or disclosure of confidential information or trade secrets of any member of the Company Group; or

(4) the Participant’s conviction (including any plea of guilty or nolo contendere) for a felony causing material harm to the reputation and standing of any member of the Company Group.

(e) “Change in Control” means the occurrence of any of the following:

(1) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of (i) the outstanding shares of common stock of the Company or (ii) the total combined voting power of the Company’s then-outstanding securities entitled to vote generally in the election of directors;

(2) the Company is party to a merger, consolidation or similar corporate transaction, or series of related transactions, which results in the holders of the voting securities of the Company outstanding immediately prior to such transaction(s) failing to retain immediately after such transaction(s) direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the securities entitled to vote generally in the election of directors of the Company or the surviving entity outstanding immediately after such transaction(s);

(3) the sale or disposition of all or substantially all of the Company’s assets or consummation of any transaction, or series of related transactions, having similar effect (other than a sale or disposition to one or more subsidiaries of the Company); or

(4) a change in the composition of the Board within any consecutive 12 month period as a result of which fewer than a majority of the directors are Incumbent Directors;

provided, however, that a Change in Control shall be deemed not to include a transaction described in subsections (1) or (2) of this Section in which a majority of the members of the board of directors of the continuing, surviving or successor entity, or parent thereof, immediately after such transaction is comprised of Incumbent Directors. Notwithstanding the foregoing, to the extent that any amount constituting Section 409A Deferred Compensation would become payable under this Plan by reason of a Change in Control, such amount shall become payable only if the event constituting a Change in Control would also constitute a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A.

(f) “Change in Control Period” means a period:

(1) commencing on the first to occur of (i) the date of the first public announcement of a definitive agreement that would result in a Change in Control (even though still subject to approval by the Company’s stockholders and other conditions and contingencies) or (ii) the consummation of a Change in Control, and

(2) ending on the first to occur of (i) the first public announcement by the Company of the termination of such definitive agreement, provided that the Company does not, within three (3) months thereafter, enter into a discussion with the same party or parties that leads to any such definitive agreement or (ii) the date occurring twelve (12) months following the date of the consummation of such Change in Control.

(g) “Chief Executive Officer” means the individual who serves as the Company’s Chief Executive Officer as appointed by the Board, including the individual who, immediately prior to the consummation of a Change in Control, serves as the Company’s Chief Executive Officer as appointed by the Board.

(h) “COBRA” means the group health plan continuation coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 and any applicable regulations promulgated thereunder.

(i) “Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto and any applicable regulations promulgated thereunder.

(j) “Committee” means the Compensation Committee of the Board.

(k) “Company” means Applied Signal Technology, Inc., a California corporation, and, following a Change in Control, a Successor that agrees to assume all of the rights and obligations of the Company under this Plan or a Successor which otherwise becomes bound by operation of law under this Plan.

(l) “Company Group” means the group consisting of the Company and each present or future parent and subsidiary corporation or other business entity thereof.

(m) “Equity Award” means any Option, Restricted Stock, Restricted Stock Units, performance shares, performance units or other stock-based compensation award granted by the Company or any other Company Group member to a Participant, including any such award which is assumed by, or for which a replacement award is substituted by, the Successor or any other member of the Company Group in connection with a Change in Control.

(n) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(o) “Executive Officer” means an individual appointed by the Board as an executive officer of the Company subject to Section 16 of the Exchange Act and serving in such capacity both upon becoming a Participant and immediately prior to the first to occur of (1) a condition constituting Good Reason with respect to such individual, (2) such individual’s termination of employment with the Company Group or (3) the consummation of a Change in Control.

(p) “Good Reason” means:

(1) The occurrence during a Change in Control Period of any of the following conditions without the Participant’s informed written consent, which condition(s) remain(s) in effect thirty (30) days after written notice to the Company from the Participant of such condition(s) and which notice must have been given within sixty (60) days following the initial occurrence of such condition(s):

(i) a material, adverse change in the Participant’s position, duties, substantive functional responsibilities or reporting responsibilities, causing the Participant’s position to be of materially lesser rank or responsibility within the Company or an equivalent business unit of its parent, as measured against the Participant’s authority, duties or responsibilities immediately prior to the Change in Control; or

(ii) a material, adverse change in the authority, duties, substantive functional responsibilities or reporting responsibilities of the officer to whom the Participant is required to report, causing such officer’s position to be of materially lesser rank or responsibility within the Company or an equivalent business unit of its parent, as measured against the authority, duties and responsibilities of the officer to whom the Participant was required to report immediately prior to the Change in Control, including a requirement that the Participant report to a corporate officer or employee instead of reporting directly to the board of directors of the Company Group or the Successor; or

(iii) a material decrease in the size of the budget within the Company Group over which the Participant has responsibility, measured against the budget within the Company Group over which the Participant had responsibility immediately prior to the Change in Control; or

(iv) a material decrease in the Participant’s base salary rate or a material decrease in the Participant’s target bonus amount (subject to applicable performance requirements with respect to the actual amount of bonus compensation earned by the Participant); or

(v) any failure by the Company Group to (i) continue to provide the Participant with the opportunity to participate, on terms materially no less favorable than those in effect for the benefit of any employee group which customarily includes a person holding the employment position or a comparable position with the Company Group then held by the Participant, in any benefit or compensation plans and programs, including, but not limited to, the Company Group’s life, disability, health, dental, medical, savings, profit sharing, stock purchase and retirement plans, if any, in which the Participant was participating immediately prior to such failure, or their equivalent, or (ii) provide the Participant with all other material fringe benefits (or their equivalent) from time to time in effect for the benefit of any employee group which customarily includes a person holding the employment position or a comparable position with the Company Group then held by the Participant; or

(vi) the relocation of the Participant’s work place for the Company Group to a location that increases the regular commute distance between the

Participant’s residence and work place by more than thirty (30) miles (one-way), or, following the consummation of a Change in Control, the imposition of business travel requirements substantially more demanding of the Participant than such travel requirements existing immediately prior to the Change in Control; or

(vii) following the consummation of a Change in Control, any material breach of this Plan by the Company Group with respect to the Participant.

(2) The occurrence, other than during a Change in Control Period, of the following condition without the Participant’s informed written consent, which condition remains in effect thirty (30) days after written notice to the Company from the Participant of such condition and which notice must have been given within sixty (60) days following the initial occurrence of such condition: a material decrease in the Participant’s base salary rate or a material decrease in the Participant’s target bonus amount (subject to applicable performance requirements with respect to the actual amount of bonus compensation earned by the Participant), unless such decrease is equivalent in amount and duration to decreases made concurrently for all other employees of the Company Group with responsibilities, organizational level and title comparable to those of the Participant.

(3) The existence of Good Reason shall not be affected by the Participant’s temporary incapacity due to physical or mental illness not constituting a Permanent Disability. The Participant’s continued employment for a period not exceeding one hundred eighty (180) days following the occurrence of any condition constituting Good Reason shall not constitute consent to, or a waiver of rights with respect to, such condition. For the purposes of any determination regarding the existence of Good Reason, any claim by the Participant that Good Reason exists shall be presumed to be correct unless the Company establishes to the Board that Good Reason does not exist, and the Board, acting in good faith, affirms such determination by a vote of not less than two-thirds of its entire membership (excluding the Participant if the Participant is a member of the Board).

(q) “Incumbent Director” means a director who either (1) is a member of the Board as of the Effective Date, or (2) is elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination, but (3) who was not elected or nominated in connection with an actual or threatened proxy contest relating to the election of directors of the Company.

(r) “Involuntary Termination” means the occurrence of either of the following events other than during a Change in Control Period:

(1) termination by the Company Group of the Participant’s employment for any reason other than Cause; or

(2) the Participant’s resignation for Good Reason (as described above) from employment with the Company Group, provided that such resignation occurs within sixty (60) days following the occurrence of the condition constituting Good Reason;

provided, however, that Involuntary Termination shall not include any termination of the Participant’s employment which is (i) for Cause, (ii) a result of the Participant’s death or Permanent Disability, or (iii) a result of the Participant’s voluntary termination of employment other than for Good Reason.

(s) “Option” means any option to purchase shares of the capital stock of the Company or of any other member of the Company Group granted to a Participant by the Company or any other Company Group member prior to a Change in Control or termination of employment, including any such option which is assumed by, or for which a replacement option is substituted by, the Successor or any other member of the Company Group in connection with the Change in Control.

(t) “Participant” means each Executive Officer designated by the Committee to participate in the Plan, provided in either case that such individual has executed a Participation Agreement.

(u) “Participation Agreement” means an Agreement to Participate in the Applied Signal Technology, Inc. Executive Retention and Severance Plan in the form attached hereto as Exhibit A or in such other form as the Committee may approve from time to time; provided, however, that, after a Participation Agreement has been entered into between a Participant and the Company, it may be modified only by a supplemental written agreement executed by both the Participant and the Company. The terms of such forms of Participation Agreement need not be identical with respect to each Participant. For example, a Participation Agreement may limit the duration of a Participant’s participation in the Plan or may modify the definition of “Change in Control” with respect to a Participant.

(v) “Permanent Disability” means a Participant’s incapacity due to bodily injury or disease which (1) prevents the Participant from engaging in the full-time performance of the Participant’s duties for a period of six (6) consecutive months and (2) will, in the opinion of a qualified physician, be permanent and continuous during the remainder of the Participant’s life.

(w) “Release” means a general release of all known and unknown claims against the Company and its affiliates and their stockholders, directors, officers, employees, agents, successors and assigns substantially in the form attached hereto as Exhibit B (“General Release of Claims [Age 40 and over]”) or Exhibit C (“General Release of Claims [Under age 40]”), whichever is applicable, with any modifications thereto determined by legal counsel to the Company to be necessary or advisable to comply with applicable law or to accomplish the intent of Section 8 (Exclusive Remedy) hereof.

(x) “Restrictive Covenants Agreement” means an agreement between a Participant and the Company substantially in the form attached hereto as Exhibit D with any modifications thereto determined by legal counsel to the Company to be necessary or advisable to comply with applicable law.

(y) “Restricted Stock” means any compensatory award of shares of the capital stock of the Company or of any other member of the Company Group granted to a Participant by the Company or any other Company Group member prior to a Change in Control or termination of employment or acquired upon the exercise of an Option granted prior to a Change in Control or termination of employment, including any shares issued in exchange for any such shares by a Successor or any other member of the Company Group in connection with a Change in Control.

(z) “Restricted Stock Units” means any compensatory award of rights to receive shares of the capital stock or cash in an amount measured by the value of shares of the capital stock of the Company or of any other member of the Company Group granted to a Participant by the Company or any other Company Group member prior to a Change in Control or termination of employment or acquired upon the exercise of an Option granted prior to a Change in Control or termination of employment, including any such rights issued in exchange for any such rights by a Successor or any other member of the Company Group in connection with a Change in Control.

(aa) “Section 409A” means Section 409A of the Code.

(bb) “Section 409A Deferred Compensation” means compensation and benefits provided by the Plan that constitute deferred compensation subject to and not exempted from the requirements of Section 409A.

(cc) “Separation from Service” means a separation from service within the meaning of Section 409A.

(dd) “Severance Benefit Period” means (1) with respect to a Participant who is the Chief Executive Officer, a period of twenty-four months, and (2) with respect to a Participant who is an Executive Officer, a period of twelve months.

(ee) “Successor” means any successor in interest to substantially all of the business and/or assets of the Company.

(ff) “Termination in the Absence of a Change in Control” means any termination of the Participant’s employment with the Company Group which is not a Termination Upon a Change in Control.

(gg) “Termination Upon a Change in Control” means the occurrence of any of the following events:

(1) termination by the Company Group of the Participant’s employment for any reason other than Cause during a Change in Control Period; or

(2) the Participant’s resignation for Good Reason from employment with the Company Group during a Change in Control Period, provided that such resignation occurs within one hundred eighty (180) days following the occurrence of the condition constituting Good Reason;

provided, however, that Termination Upon a Change in Control shall not include any termination of the Participant’s employment which is (i) for Cause, (ii) a result of the Participant’s death or Permanent Disability, or (iii) a result of the Participant’s voluntary termination of employment other than for Good Reason.

2.2 Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

3.	ELIGIBILITY AND PARTICIPATION

The Committee shall designate those Executive Officers who shall be eligible to become a Participant in the Plan. To become a Participant, an Executive Officer must execute a Participation Agreement.

4.	TERMINATION IN THE ABSENCE OF A CHANGE IN CONTROL.

In the event of a Participant’s Termination in the Absence of a Change in Control, the Participant shall be entitled to receive the applicable compensation and benefits described in this Section 4.

4.1 Involuntary Termination. If the Participant’s Termination in the Absence of a Change in Control constitutes an Involuntary Termination, the Participant shall be entitled to receive:

(a) Accrued Obligations.

(1) all salary, commissions and accrued but unused vacation earned through the date of the Participant’s termination of employment;

(2) bonuses earned prior to the date of the Participant’s termination of employment; provided that, for bonuses that are based on achievement of periodic financial or operating targets, no bonus or partial bonus shall be earned for the applicable bonus period in which the termination of employment occurs;

(3) reimbursement within ten (10) business days of submission, such submission to be made within thirty (30) days following the Participant’s termination of employment, of proper expense reports of all expenses reasonably and necessarily incurred by the Participant in connection with the business of the Company Group prior to his or her termination of employment; and

(4) the benefits, if any, under any Company Group retirement plan, nonqualified deferred compensation plan, Option or other stock-based compensation plan or agreement, health benefits plan or other Company Group benefit plan to which the Participant may be entitled pursuant to the terms of such plans or agreements.

(b) Severance Benefits. Provided that on or before the sixtieth (60th) day following the Participant’s Involuntary Termination the Participant both (i) executes the

Release applicable to such Participant at or following the time of the Participant’s Involuntary Termination and such Release becomes effective in accordance with its terms, and (ii) executes the Restrictive Covenants Agreement applicable to such Participant, the Participant shall be entitled to receive the following severance payments and benefits:

(1) Cash Severance Payments. The Participant shall be entitled to receive an amount equal to the Participant’s Base Salary Rate multiplied by the number of months in the Severance Benefit Period applicable to the Participant. In addition, the Participant shall be entitled to receive an amount equal to the Participant’s Annual Bonus for one year. Such amounts shall be paid collectively and apportioned and paid (less applicable tax withholding) in approximately equal installments commencing on the first regular payday of the Company occurring after the sixtieth (60th) day following the Participant’s Involuntary Termination and continuing on each successive regular payday during the remainder of the Severance Benefit Period applicable to the Participant; provided, however, that should the Participant elect to terminate the Restrictive Covenants Agreement at any time, the Participant shall lose all rights to further severance payments hereunder, but shall have no obligation to repay to the Company any severance payments paid to Participant as of the date of termination of the Restrictive Covenants Agreement.

(2) Health Benefits. Subject to Section 7.2, for the period commencing immediately following the Participant’s termination of employment and continuing for the duration of the Severance Benefit Period applicable to the Participant, the Company shall arrange to provide the Participant and his or her dependents with health benefits (including medical and dental) substantially similar to those provided to the Participant and his or her dependents immediately prior to the date of such termination of employment or shall reimburse the Participant for the cost of obtaining such benefits to the extent described below. Such benefits shall be provided to the Participant at the same premium cost to the Participant and at the same coverage level as in effect as of the Participant’s termination of employment; provided, however, that the Participant shall be subject to any change in the premium cost and/or level of coverage applicable generally to all employees holding the position or comparable position with the Company Group which the Participant held immediately prior to termination of employment. The Company may satisfy its obligation to provide a continuation of health benefits by paying that portion of the Participant’s premiums required under COBRA that exceed the amount of premiums that the Participant would have been required to pay for continuing coverage had he or she continued in employment. If the Company is not reasonably able to continue such coverage under the Company’s health benefit plans, the Company shall provide substantially equivalent coverage under other sources or will reimburse (without a tax gross-up) the Participant for premiums (in excess of the Participant’s premium cost described above) incurred by the Participant to obtain his or her own such coverage. If the Participant and/or the Participant’s dependents become eligible to receive such coverage under another employer’s health benefit plans during the applicable Severance Benefit Period, the Participant shall report such eligibility to the Company, and the Company’s obligations under this subsection shall be secondary to the coverage provided by such other employer’s plans. For the balance of any period in excess of the applicable Severance Benefit Period during which the Participant is entitled to continuation coverage under COBRA, the Participant shall be entitled to maintain coverage for himself or herself and the Participant’s eligible dependents at the Participant’s own expense.

(c) Effect of Breach of Restrictive Covenants Agreement. If the Board, acting in good faith, determines by a vote of not less than two-thirds of its entire membership, that any action or failure to act by a Participant constitutes a material breach of the Restrictive Covenants Agreement executed by such Participant, the Company may, in its sole discretion, terminate any further provision of severance payments and benefits under Section 4.1(b) and require the Participant to promptly repay to the Company any severance payments or benefits under Section 4.1(b) provided to the Participant following the date of such material breach; provided, however, that should the Participant elect to terminate the Restrictive Covenants Agreement at any time, the Participant shall lose all rights to further severance payments hereunder, but shall have no obligation to repay to the Company any severance payments paid to Participant as of the date of termination of the Restrictive Covenants Agreement. The Company shall be entitled, at its sole discretion, to set off any amounts that the Participant is required to repay to the Company pursuant to this Section 4.1(c) against any amount owed to the Participant by the Company, including any amount owed to the Participant pursuant to Section 4.1(a).

4.2 Other Termination. If the Participant’s Termination in the Absence of a Change in Control results from any reason other than Involuntary Termination, the Participant shall be entitled to receive:

(a) all salary, commissions and accrued but unused vacation earned through the date of the Participant’s termination of employment;

(b) bonuses earned prior to the date of the Participant’s termination of employment; provided that, for bonuses that are based on achievement of periodic financial or operating targets, no bonus or partial bonus shall be earned for the applicable bonus period in which the termination of employment occurs;

(c) reimbursement within ten (10) business days of submission, such submission to be made within thirty (30) days following the Participant’s termination of employment, of proper expense reports of all expenses reasonably and necessarily incurred by the Participant in connection with the business of the Company Group prior to his or her termination of employment; and

(d) the benefits, if any, under any Company Group retirement plan, nonqualified deferred compensation plan, Option or other stock-based compensation plan or agreement, health benefits plan or other Company Group benefit plan to which the Participant may be entitled pursuant to the terms of such plans or agreements.

5.	TREATMENT OF EQUITY AWARDS UPON A CHANGE IN CONTROL

5.1 Options. Notwithstanding any provision to the contrary contained in any plan or agreement evidencing an Option held by a Participant, in the event of a Change in Control in which the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiror”), does not assume the Company’s rights and obligations under the then-outstanding Options held by the Participant or substitute for such Options substantially equivalent options for the Acquiror’s stock, then the vesting and exercisability of each such Option shall be accelerated in full effective as of the date ten (10) days prior to but conditioned upon the consummation of the Change in Control.

5.2 Other Equity Awards. Except as set forth in Section 5.1 above or Section 6.2(c) below, the treatment of stock-based compensation upon the consummation of a Change in Control shall be determined in accordance with the terms of the plans or agreements providing for such awards.

5.3 Extended Change of Control Period. Notwithstanding any provision to the contrary contained in any plan or agreement evidencing an Equity Award granted to a Participant but, subject to Section 7.2, the vesting, exercisability and settlement of each of the Participant’s outstanding Equity Awards which were not otherwise accelerated pursuant to Section 4 or Section 6.2(c) prior to the date occurring twelve (12) months following the date of the consummation of a Change in Control shall be accelerated in full effective as of the date of the Participant’s Termination Upon a Change in Control (for purposes of this Section 5.3, substituting “twenty-four (24) months” for “twelve (12) months” in the definition of Change of Control Period as such term is used in the definition of Termination Upon a Change in Control) so that each Equity Award held by the Participant shall be immediately exercisable and fully vested (and, in the case of Restricted Stock Units, performance shares, performance units and similar stock-based compensation, shall be settled in full), as of the date of the Participant’s Termination Upon a Change in Control.

6.	TERMINATION UPON A CHANGE IN CONTROL

In the event of a Participant’s Termination Upon a Change in Control, the Participant shall be entitled to receive the compensation and benefits described in this Section 6, provided that if the date of the Participant’s termination of employment occurs prior to the consummation of the applicable Change in Control, then (i) the Participant’s termination of employment shall be treated initially as an Involuntary Termination, and the Participant shall be entitled to receive the compensation and benefits determined in accordance with Section 4.1, subject to satisfaction of the conditions set forth in such Section; and (ii) upon the consummation of such Change in Control, if at all, the Participant shall cease to receive compensation and benefits determined in accordance with Section 4.1 and shall instead be entitled to receive the compensation and benefits described in this Section 6, against which shall be credited the compensation and benefits previously provided in accordance with Section 4.1.

6.1 Accrued Obligations. The Participant shall be entitled to receive:

(a) all salary, commissions and accrued but unused vacation earned through the date of the Participant’s termination of employment;

(b) bonuses earned prior to the date of the Participant’s termination of employment; provided that, for bonuses that are based on achievement of periodic financial or operating targets, no bonus or partial bonus shall be earned for the applicable bonus period in which the termination of employment occurs

(c) reimbursement within ten (10) business days of submission, such submission to be made within thirty (30) days following the Participant’s termination of employment, of proper expense reports of all expenses reasonably and necessarily incurred by the Participant in connection with the business of the Company Group prior to his or her termination of employment; and

(d) the benefits, if any, under any Company Group retirement plan, nonqualified deferred compensation plan, stock-based compensation plan or agreement (other than any such plan or agreement pertaining to Options, Restricted Stock or Restricted Stock Units, or other stock-based compensation whose treatment is prescribed by Section 5 or Section 6.2(c)), health benefits plan or other Company Group benefit plan to which the Participant may be entitled pursuant to the terms of such plans or agreements.

6.2 Severance Benefits. Provided that on or before the sixtieth (60th) day following the Participant’s Termination Upon a Change in Control the Participant both (i) executes the Release applicable to such Participant at or following the time of the Participant’s Termination Upon a Change in Control and such Release becomes effective in accordance with its terms, and (ii) executes the Restrictive Covenants Agreement applicable to such Participant, the Participant shall be entitled to receive the following severance payments and benefits:

(a) Cash Severance Payment. The Participant shall be entitled to receive an amount equal to the Participant’s Base Salary Rate multiplied by the number of months in the Severance Benefit Period applicable to the Participant. In addition, the Participant shall be entitled to receive an amount equal to the Participant’s Annual Bonus for one year. Such amount shall be apportioned and paid (less applicable tax withholding) in approximately equal installments commencing on the first regular payday of the Company occurring after the sixtieth (60th) day following the Participant’s Termination Upon a Change in Control and continuing on each successive regular payday during the remainder of the Severance Benefit Period applicable to the Participant; provided, however, that should the Participant elect to terminate the Restrictive Covenants Agreement at any time, the Participant shall lose all rights to further severance payments hereunder, but shall have no obligation to repay to the Company any severance payments paid to Participant as of the date of termination of the Restrictive Covenants Agreement.

(b) Health, Life Insurance and Long-Term Disability Benefits. Subject to Section 7.2, for the period commencing immediately following the Participant’s termination of employment and continuing for the duration of the Severance Benefit Period applicable to the Participant, the Company shall arrange to provide the Participant and his or her dependents with health (including medical and dental), life insurance and long-term disability benefits substantially similar to those provided to the Participant and his or her dependents immediately prior to the date of such termination of employment (without giving effect to any reduction in such benefits constituting Good Reason) or shall reimburse the Participant for the cost of obtaining such benefits to the extent described below. Such benefits shall be provided to the Participant at the same premium cost to the Participant and at the same coverage level as in effect as of the Participant’s termination of employment (without giving effect to any reduction in such benefits constituting Good Reason); provided, however, that the Participant shall be subject to any change in the premium cost and/or level of coverage applicable generally to all employees holding the position or comparable position with the Company which the Participant held immediately prior to the Change in Control. The Company may satisfy its obligation to provide a continuation of health benefits by paying that portion of the Participant’s premiums required under COBRA that exceed the amount of premiums that the Participant would have been required to pay for continuing coverage had he or she continued in employment. If the Company is not reasonably able to continue health, life insurance and/or long-term disability benefits coverage under the Company’s benefit plans, the Company shall provide substantially equivalent coverage under other sources or will reimburse (without a tax gross-up) the Participant for premiums (in excess of the Participant’s premium cost described above) incurred by the Participant to obtain his or her own such coverage. If the Participant and/or the Participant’s dependents become eligible to receive any such coverage under another employer’s benefit plans during the applicable Severance Benefit Period, the Participant shall report such eligibility to the Company, and the Company’s obligations under this subsection shall be secondary to the coverage provided by such other employer’s plans. For the balance of any period in excess of the applicable Severance Benefit Period during which the Participant is entitled to continuation coverage under COBRA, the Participant shall be entitled to maintain coverage for himself or herself and the Participant’s eligible dependents at the Participant’s own expense.

(c) Acceleration of Vesting of Equity Awards. Notwithstanding any provision to the contrary contained in any plan or agreement evidencing an Equity Award granted to a Participant but, subject to Section 7.2, the vesting, exercisability and settlement of each of the Participant’s outstanding Equity Awards which were not otherwise accelerated pursuant to Section 4 shall be accelerated in full effective as of the date of the Participant’s Termination Upon a Change in Control so that each Equity Award held by the Participant shall be immediately exercisable and fully vested (and, in the case of Restricted Stock Units, performance shares, performance units and similar stock-based compensation, shall be settled in full), as of the date of the Participant’s Termination Upon a Change in Control.

6.3 Effect of Breach of Restrictive Covenants Agreement. If the Board, acting in good faith, determines by a vote of not less than two-thirds of its entire membership, that any action or failure to act by a Participant constitutes a material breach of the Restrictive Covenants Agreement executed by such Participant, the Company may, in its sole discretion, terminate any further provision of severance payments and benefits under Section 6.2 and require the Participant to promptly repay to the Company any severance payments or benefits under Section 6.2 provided to the Participant following the date of such material breach; provided, however, that should the Participant elect to terminate the Restrictive Covenants Agreement at any time, the Participant shall lose all rights to further severance payments hereunder, but shall have no obligation to repay to the Company any severance payments paid to Participant as of the date of termination of the Restrictive Covenants Agreement. The Company shall be entitled, at its sole discretion, to set off any amounts that the Participant is required to repay to the Company pursuant to this Section 6.3 against any amount owed to the Participant by the Company, including any amount owed to the Participant pursuant to Section 6.1.

6.4 Indemnification; Insurance.

(a) In addition to any rights a Participant may have under any indemnification agreement previously entered into between the Company and such Participant (a “Prior Indemnity Agreement”), from and after the date of the Participant’s Termination Upon a Change in Control or Termination in the Absence of a Change in Control, the Company shall indemnify and hold harmless the Participant against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, by reason of the fact that the Participant is or was a director, officer, employee or agent of the Company Group, or is or was serving at the request of the Company Group as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether asserted or claimed prior to, at or after the date of the Participant’s termination of employment, to the fullest extent permitted under applicable law, and the Company shall also advance fees and expenses (including attorneys’ fees) as incurred by the Participant to the fullest extent permitted under applicable law. In the event of a conflict between the provisions of a Prior Indemnity Agreement and the provisions of this Plan, the Participant may elect which provisions shall govern.

(b) For a period of six (6) years from and after the date of the Participant’s Termination Upon a Change in Control, the Company shall use its best efforts to maintain a policy of directors’ and officers’ liability insurance for the benefit of such Participant which provides him or her with coverage no less favorable than that provided for the Company’s continuing officers and directors.

7.	CERTAIN FEDERAL TAX CONSIDERATIONS

7.1 Federal Excise Tax Under Section 4999 of the Code.

(a) Excess Parachute Payments. In the event that any payment or benefit received or to be received by the Participant pursuant to this Plan or otherwise (collectively, the “Payments”) would subject the Participant to any excise tax pursuant to Section 4999 of the Code (the “Excise Tax”) due to the characterization of such Payments as excess parachute payments under Section 280G of the Code, then, notwithstanding the other provisions of this Plan, the amount of such Payments will not exceed the amount which produces the greatest after-tax benefit to the Participant.

(b) Determination by Accountants. Upon the occurrence of any event (the “Event”) that would give rise to any Payments pursuant to this Plan, the Company shall promptly request a determination in writing by independent public accountants (the “Accountants”) selected by the Company and reasonably acceptable to the Participant of the amount and type of such Payments which would produce the greatest after-tax benefit to the Participant. For the purposes of such determination, the Accountants may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Participant shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make their required determination. The Company shall bear all fees and expenses charged by the Accountants in connection with their services contemplated by this Section.

7.2 Compliance with Section 409A. Notwithstanding any other provision of the Plan to the contrary, the provision, time and manner of payment or distribution of all compensation and benefits provided by the Plan that constitute Section 409A Deferred Compensation shall be subject to, limited by and construed in accordance with the requirements of Section 409A, including the following:

(a) Separation from Service. Payments and benefits constituting Section 409A Deferred Compensation otherwise payable or provided pursuant to the Plan upon a Participant’s Involuntary Termination or Termination Upon a Change in Control shall be paid or provided only at the time of a termination of the Participant’s employment which constitutes a Separation from Service.

(b) Six-Month Delay Applicable to Specified Employees. Payments and benefits constituting Section 409A Deferred Compensation to be paid or provided pursuant to the Plan upon the Separation from Service of a Participant who is a Specified Employee shall be paid or provided only upon the later of (1) the date that is six (6) months and one (1) day after the date of such Separation from Service or, if earlier, the date of death of the Participant (in either case, the “Delayed Payment Date”), or (2) the date or dates on which such Section 409A Deferred Compensation would otherwise be paid or provided in accordance with the Plan. All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date shall be accumulated and paid on the Delayed Payment Date.

(c) Limitation on Health, Life Insurance and Long-Term Disability Benefits. To the extent that all or any portion of the Company’s payment or reimbursement to the Participant for the cost of the Company’s obligation to provide health benefits pursuant to Section 4.1(b)(2) or health, life insurance or long-term disability benefits pursuant to Section 6.2(b) (in either case, the “Company-Provided Benefits”) would exceed an amount for which, or continue for a period of time in excess of which, such Company Provided Benefits would qualify for an exemption from treatment as Section 409A Deferred Compensation, the Company shall, for the duration of the applicable Severance Benefit Period, pay or reimburse the Participant for the applicable Company-Provided Benefits in an amount not to exceed $50,000 per calendar year or any portion thereof included in the Severance Benefit Period. The amount of Company-Provided Benefits furnished in any taxable year of the Participant shall not affect the amount of Company-Provided Benefits furnished in any other taxable year of the Participant. Any right of a Participant to Company-Provided Benefits shall not be subject to liquidation or exchange for another benefit. Any reimbursement for Company-Provided Benefits to which a Participant is entitled shall be paid no later than the last day of the Participant’s taxable year following the taxable year in which the Participant’s expense for such Company-Provided Benefits was incurred.

(d) Equity Awards. The vesting of any Equity Award which constitutes Section 409A Deferred Compensation and is held by a Participant who is a Specified Employee shall be accelerated in accordance with Section 6.2(c) to the extent applicable; provided, however, that the payment in settlement of any such Equity Award shall occur on the Delayed Payment Date. Equity Awards which vest and become payable upon a Change in Control in accordance with Section 5 shall not be subject to this Section.

8.	CONFLICT IN BENEFITS; NONCUMULATION OF BENEFITS

8.1 Effect of Plan. The terms of this Plan, when accepted by a Participant pursuant to an executed Participation Agreement, shall supersede all prior arrangements, whether written or oral, and understandings regarding the subject matter of this Plan and, subject to Section 8.2, shall be the exclusive agreement for the determination of any payments and benefits due to the Participant upon the events described in Sections 4, 5, and 6.

8.2 Noncumulation of Benefits. Except as expressly provided in a written agreement between a Participant and the Company entered into after the date of such Participant’s Participation Agreement and which expressly disclaims this Section 8.2 and is approved by the Board or the Committee, the total amount of payments and benefits that may be received by the Participant as a result of the events described in Sections 4, 5, and 6 pursuant to (a) the Plan, (b) any agreement between the Participant and the Company or (c) any other plan, practice or statutory obligation of the Company, shall not exceed the amount of payments and benefits provided by this Plan upon such events (plus any payments and benefits provided pursuant to a Prior Indemnity Agreement, as described in Section 6.4(a)), and the aggregate amounts payable under this Plan shall be reduced to the extent of any excess (but not below zero).

9.	EXCLUSIVE REMEDY

The payments and benefits provided by Section 4 and Section 6 (plus any payments and benefits provided pursuant to a Prior Indemnity Agreement, as described in Section 6.4(a)), if applicable, shall constitute the Participant’s sole and exclusive remedy for any alleged injury or other damages arising out of the cessation of the employment relationship between the Participant and the Company in the event of the Participant’s Termination in the Absence of a Change in Control or the Participant’s Termination Upon a Change in Control, respectively. The Participant shall be entitled to no other compensation, benefits, or other payments from the Company as a result of (a) the Participant’s Termination in the Absence of a Change in Control with respect to which the payments and benefits described in Section 4, if applicable, have been provided to the Participant, or (b) the Participant’s Termination Upon a Change in Control with respect to which the payments and benefits described in Section 6 (plus any payments and benefits provided pursuant to a Prior Indemnity Agreement), if applicable, have been provided to the Participant, except as expressly set forth in this Plan or, subject to the provisions of Section 8.2, in a duly executed employment agreement between Company and the Participant.

10.	PROPRIETARY AND CONFIDENTIAL INFORMATION

The Participant agrees to continue to abide by the terms and conditions of the confidentiality and/or proprietary rights agreement between the Participant and the Company or any other member of the Company Group.

11.	NO CONTRACT OF EMPLOYMENT

Neither the establishment of the Plan, nor any amendment thereto, nor the payment or provision of any benefits shall be construed as giving any person the right to be retained by the Company, a Successor or any other member of the Company Group. Except as otherwise established in an employment agreement between the Company and a Participant, the employment relationship between the Participant and the Company is an “at-will” relationship. Accordingly, either the Participant or the Company may terminate the relationship at any time, with or without cause, and with or without notice except as otherwise provided by Section 15. In addition, nothing in this Plan shall in any manner obligate any Successor or other member of the Company Group to offer employment to any Participant or to continue the employment of any Participant which it does hire for any specific duration of time.

12.	CLAIMS FOR BENEFITS

12.1 ERISA Plan. This Plan is intended to be (a) an employee welfare plan as defined in Section 3(1) of Employee Retirement Income Security Act of 1974 (“ERISA”) and (b) a “top-hat” plan maintained for the benefit of a select group of management or highly compensated employees of the Company Group.

12.2 Application for Benefits. All applications for payments and/or benefits under the Plan (“Benefits”) shall be submitted to the Company’s Director, Human Resources (the “Claims Administrator”), with a copy to the Company’s Chief Financial Officer. Applications for Benefits must be in writing on forms acceptable to the Claims Administrator and must be signed by the Participant or beneficiary. The Claims Administrator reserves the right to require the Participant or beneficiary to furnish such other proof of the Participant’s expenses, including without limitation, receipts, canceled checks, bills, and invoices as may be required by the Claims Administrator.

12.3 Appeal of Denial of Claim.

(a) If a claimant’s claim for Benefits is denied, the Claims Administrator shall provide notice to the claimant in writing of the denial within ninety (90) days after its submission. The notice shall be written in a manner calculated to be understood by the claimant and shall include:

(1) The specific reason or reasons for the denial;

(2) Specific references to the Plan provisions on which the denial is based;

(3) A description of any additional material or information necessary for the applicant to perfect the claim and an explanation of why such material or information is necessary; and

(4) An explanation of the Plan’s claims review procedures and a statement of claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination.

(b) If special circumstances require an extension of time for processing the initial claim, a written notice of the extension and the reason therefor shall be furnished to the claimant before the end of the initial ninety (90) day period. In no event shall such extension exceed ninety (90) days.

(c) If a claim for Benefits is denied, the claimant, at the claimant’s sole expense, may appeal the denial to the Committee (the “Appeals Administrator”) within sixty (60) days of the receipt of written notice of the denial. In pursuing such appeal the applicant or his duly authorized representative:

(1) may request in writing that the Appeals Administrator review the denial;

(2) may review pertinent documents; and

(3) may submit issues and comments in writing.

(d) The decision on review shall be made within sixty (60) days of receipt of the request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of the request for review. If such an extension of time is required, written notice of the extension shall be furnished to the claimant before the end of the original sixty (60) day period. The decision on review shall be made in writing, shall be written in a manner calculated to be understood by the claimant, and, if the decision on review is a denial of the claim for Benefits, shall include:

(1) The specific reason or reasons for the denial;

(2) Specific references to the Plan provisions on which the denial is based;

(3) A description of any additional material or information necessary for the applicant to perfect the claim and an explanation of why such material or information is necessary; and

(4) An explanation of the Plan’s claims review procedures and a statement of claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination.

13.	DISPUTE RESOLUTION

In the event of any dispute or claim relating to or arising out of this Plan that is not resolved in accordance with procedure described in Section 12, the Company and the Participant, each by executing a Participation Agreement, agree that all such disputes or claims shall be resolved by means of binding arbitration in Santa Clara County, California before a sole arbitrator, in accordance with the laws of the State of California for agreements made in that State or as otherwise required by ERISA. Any arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures. Judgment on the award may be entered in any court having jurisdiction. The prevailing party shall be entitled to recover from the losing party its attorneys’ fees and costs incurred in any action brought to enforce any right arising out of this Plan.

14.	SUCCESSORS AND ASSIGNS

14.1 Successors of the Company. The Company shall require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, expressly, absolutely and unconditionally to assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.

14.2 Acknowledgment by Company. If, after a Change in Control, the Company fails to reasonably confirm that it has performed the obligation described in Section 14.1 within twenty (20) days after written notice from the Participant, such failure shall be a material breach of this Plan and shall entitle the Participant to resign for Good Reason and to receive the benefits provided under this Plan in the event of Termination Upon a Change in Control.

14.3 Heirs and Representatives of Participant. This Plan shall inure to the benefit of and be enforceable by the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devises, legatees or other beneficiaries. If the Participant should die while any amount would still be payable to the Participant hereunder (other than amounts which, by their terms, terminate upon the death of the Participant) if the Participant had continued to live, then all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the executors, personal representatives or administrators of the Participant’s estate.

15.	NOTICES

15.1 General. For purposes of this Plan, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States certified mail, return receipt requested, or by overnight courier, postage prepaid, as follows:

(a) if to the Company:

Applied Signal Technology, Inc.

400 West California Avenue

Sunnyvale, CA 94086

Attention: Chief Executive Officer

(b) if to the Participant, at the home address which the Participant most recently communicated to the Company in writing.

Either party may provide the other with notices of change of address, which shall be effective upon receipt.

15.2 Notice of Termination. Any termination by the Company of the Participant’s employment or any resignation of employment by the Participant shall be communicated by a notice of termination or resignation to the other party hereto given in accordance with Section 15.1. Such notice shall indicate the specific termination provision in this Plan relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date.

16.	TERMINATION AND AMENDMENT OF PLAN

The Plan and/or any Participation Agreement executed by a Participant may not be terminated with respect to such Participant without the written consent of the Participant and the approval of the Board or the Committee. The Plan and/or any Participation Agreement executed by a Participant may be modified, amended or superseded with respect to such Participant only by a supplemental written agreement between the Participant and the Company approved by the Board or the Committee. Notwithstanding any other provision of the Plan to the contrary, the Committee may, in its sole and absolute discretion and without the consent of any Participant, amend the Plan or any Participation Agreement, to take effect retroactively or otherwise, as it deems necessary or advisable for the purpose of conforming the Plan or such Participation Agreement to any present or future law relating to plans of this or similar nature (including, but not limited to, Section 409A of the Code), and to the administrative regulations and rulings promulgated thereunder.

17.	MISCELLANEOUS PROVISIONS

17.1 Administration. The Plan shall be administered by the Committee. The Committee shall have the exclusive discretion and authority to establish rules, forms and procedures for the administration of the Plan, to construe and interpret the Plan, and to decide all questions of fact, interpretation, definition, computation or administration arising in connection with the Plan, including, but not limited to, eligibility to participate in the Plan and the amount of benefits paid under the Plan. The rules, interpretations and other actions of the Committee shall be binding and conclusive on all persons.

17.2 Unfunded Obligation. Any amounts payable to Participants pursuant to the Plan are unfunded obligations. The Company shall not be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Participant account shall not create or constitute a trust or fiduciary relationship between the Board or the Company and a Participant, or otherwise create any vested or beneficial interest in any Participant or the Participant’s creditors in any assets of the Company.

17.3 No Duty to Mitigate; Obligations of Company. A Participant shall not be required to mitigate the amount of any payment or benefit contemplated by this Plan by seeking employment with a new employer or otherwise, nor shall any such payment or benefit (except for benefits to the extent described in Section 4.1(b)(2) or Section 6.2(b)) be reduced by any compensation or benefits that the Participant may receive from employment by another employer. Except as otherwise provided by this Plan, the obligations of the Company to make payments to the Participant and to make the arrangements provided for herein are absolute and unconditional and may not be reduced by any circumstances, including without limitation any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Participant or any third party at any time.

17.4 No Representations. By executing a Participation Agreement, the Participant acknowledges that in becoming a Participant in the Plan, the Participant is not relying and has not relied on any promise, representation or statement made by or on behalf of the Company which is not set forth in this Plan.

17.5 Waiver. No waiver by the Participant or the Company of any breach of, or of any lack of compliance with, any condition or provision of this Plan by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

17.6 Choice of Law. The validity, interpretation, construction and performance of this Plan shall be governed by the substantive laws of the State of California, without regard to its conflict of law provisions.

17.7 Validity. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect.

17.8 Benefits Not Assignable. Except as otherwise provided herein or by law, no right or interest of any Participant under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including, without limitation, by execution, levy, garnishment, attachment, pledge or in any other manner, and no attempted transfer or assignment thereof shall be effective. No right or interest of any Participant under the Plan shall be liable for, or subject to, any obligation or liability of such Participant.

17.9 Tax Withholding. All payments made pursuant to this Plan will be subject to withholding of applicable income and employment taxes.

17.10 Consultation with Legal and Financial Advisors. By executing a Participation Agreement, the Participant acknowledges that this Plan confers significant legal rights, and may also involve the waiver of rights under other agreements; that the Company has encouraged the Participant to consult with the Participant’s personal legal and financial advisors; and that the Participant has had adequate time to consult with the Participant’s advisors before executing the Participation Agreement.

17.11 Further Assurances. From time to time, at the Company’s request and without further consideration, the Participant shall execute and deliver such additional documents and take all such further action as reasonably requested by the Company to be necessary or desirable to make effective, in the most expeditious manner possible, the terms of the Plan, the Participant’s Participation Agreement, the Release and the Restrictive Covenants Agreement, and to provide adequate assurance of the Participant’s due performance thereunder.

18.	AGREEMENT

By executing a Participation Agreement, the Participant acknowledges that the Participant has received a copy of this Plan and has read, understands and is familiar with the terms and provisions of this Plan. This Plan shall constitute an agreement between the Company and the Participant executing a Participation Agreement.

IN WITNESS WHEREOF, the undersigned Secretary of the Company certifies that the foregoing sets forth the Plan as duly adopted by the Committee on August 19, 2004 and amended through December 13, 2010.

EXHIBIT A

FORM OF

AGREEMENT TO PARTICIPATE IN THE

APPLIED SIGNAL TECHNOLOGY, INC.

EXECUTIVE RETENTION AND SEVERANCE PLAN

AGREEMENT TO PARTICIPATE IN THE

APPLIED SIGNAL TECHNOLOGY, INC.

EXECUTIVE RETENTION AND SEVERANCE PLAN

Adopted August 19, 2004

Amended Through December 13, 2010

In consideration of the benefits provided by the Applied Signal Technology, Inc. Executive Retention and Severance Plan (the “Plan”), the undersigned employee of Applied Signal Technology, Inc. (the “Company”) and the Company agree that, as of the date written below, the undersigned shall become a Participant in the Plan and shall be fully bound by and subject to all of its provisions. All references to a “Participant” in the Plan shall be deemed to refer to the undersigned.

The undersigned employee acknowledges that the Plan confers significant legal rights and may also constitute a waiver of rights under other agreements with the Company; that the Company has encouraged the undersigned to consult with the undersigned’s personal legal and financial advisors; and that the undersigned has had adequate time to consult with the undersigned’s advisors before executing this agreement.

The undersigned employee acknowledges that he or she has received a copy of the Plan and has read, understands and is familiar with the terms and provisions of the Plan. The undersigned employee further acknowledges that (1) by accepting the arbitration provision set forth in Section 13 of the Plan, the undersigned is waiving any right to a jury trial in the event of any dispute covered by such provision and (2) except as otherwise established in an employment agreement between the Company and the undersigned, the employment relationship between the undersigned and the Company is an “at-will” relationship.

Executed on                                         .

PARTICIPANT	APPLIED SIGNAL TECHNOLOGY, INC.

By:
Signature

Title:
Name Printed

Address

EXHIBIT B

FORM OF

GENERAL RELEASE OF CLAIMS

[Age 40 and over]

GENERAL RELEASE OF CLAIMS

[Age 40 and over]

This Agreement is by and between [Employee Name] (“Employee”) and [Applied Signal Technology, Inc. or successor that agrees to assume the Executive Retention and Severance Plan following a Change in Control] (the “Company”). This Agreement will become effective on the eighth (8th) day after it is signed by Employee (the “Effective Date”), provided that the Company has signed this Agreement and Employee has not revoked this Agreement (by written notice to [Company Contact Name] at the Company) prior to that date.

RECITALS

A. Employee was employed by the Company as of                     ,         .

B. Employee and the Company entered into an Agreement to Participate in the Applied Signal Technology, Inc. Executive Retention and Severance Plan (such agreement and plan being referred to herein as the “Plan”) effective as of                     ,          wherein Employee is entitled to receive certain benefits in the event of a Termination Upon a Change in Control (as defined by the Plan), provided Employee signs and does not revoke a Release (as defined by the Plan).

C. [A Change in Control (as defined by the Plan) has occurred as a result of [briefly describe change in control]

D. Employee’s employment is being terminated as a result of a [an Involuntary Termination][a Termination Upon a Change in Control]. Employee’s last day of work and termination are effective as of                     ,         . Employee desires to receive the payments and benefits provided by the Plan by executing this Release.

NOW, THEREFORE, the parties agree as follows:

1. Commencing on the Effective Date, the Company shall provide Employee with the applicable payments and benefits set forth in the Plan in accordance with the terms of the Plan. Employee acknowledges that the payments and benefits made pursuant to this paragraph are made in full satisfaction of the Company’s obligations under the Plan. Employee further acknowledges that Employee has been paid all wages and accrued, unused vacation that Employee earned during his or her employment with the Company.

2. Employee and Employee’s successors release the Company, its respective subsidiaries, stockholders, investors, directors, officers, employees, agents, attorneys, insurers, legal successors and assigns of and from any and all claims, actions and causes of action, whether now known or unknown, which Employee now has, or at any other time had, or shall or may have against those released parties based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever directly related to Employee’s employment by the Company or the termination of such employment and occurring or existing at any time up to and including the Effective Date, including, but not limited to, any claims of breach of written contract, wrongful termination, retaliation, fraud, defamation, infliction of emotional distress, or national origin, race, age, sex, sexual orientation, disability or other discrimination or harassment under the Civil Rights Act of 1964, the Age Discrimination In Employment Act of 1967, the Americans with Disabilities Act, the Fair Employment and Housing Act or any other applicable law. Notwithstanding the foregoing, this release shall not apply to any right of the Employee pursuant to Section 6.4 of the Plan or pursuant to a Prior Indemnity Agreement (as such term is defined by the Plan).

3. Employee acknowledges that he or she has read Section 1542 of the Civil Code of the State of California, which states in full:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Employee waives any rights that Employee has or may have under Section 1542 and comparable or similar provisions of the laws of other states in the United States to the full extent that he or she may lawfully waive such rights pertaining to this general release of claims, and affirms that Employee is releasing all known and unknown claims that he or she has or may have against the parties listed above.

4. Employee and the Company acknowledge and agree that they shall continue to be bound by and comply with the terms and obligations under the following agreements: (i) any proprietary rights or confidentiality agreements between the Company and Employee, (ii) the Plan, (iii) any Prior Indemnity Agreement (as such term is defined by the Plan) to which Employee is a party, and (iv) any stock option, stock grant or stock purchase agreements between the Company and Employee and (v) the Restrictive Covenants Agreement between the Company and Employee.

5. This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective successors, assigns, heirs and personal representatives.

6. The parties agree that any and all disputes that both (i) arise out of the Plan, the interpretation, validity or enforceability of the Plan or the alleged breach thereof and (ii) relate to the enforceability of this Agreement or the interpretation of the terms of this Agreement shall be subject to the provisions of Section 12 and Section 13 of the Plan.

7. The parties agree that any and all disputes that (i) do not arise out of the Plan, the interpretation, validity or enforceability of the Plan or the alleged breach thereof and (ii) relate to the enforceability of this Agreement, the interpretation of the terms of this Agreement or any of the matters herein released or herein described shall be resolved by means of a court trial conducted by the superior or district court in Santa Clara County, California. The parties hereby irrevocably waive their respective rights to have any such disputes tried to a jury, and the parties hereby agree that such courts will have personal and subject matter jurisdiction over all such disputes. Notwithstanding the foregoing, in the event of any such dispute, the parties may agree to mediate or arbitrate the dispute on such terms and conditions as may be agreed in writing by the parties. The prevailing party shall be entitled to recover from the losing party its attorneys’ fees and costs incurred in any action brought to resolve any such dispute.

8. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, with the exception of any agreements described in paragraph 4 of this Agreement. This Agreement may not be modified or amended except by a document signed by an authorized officer of the Company and Employee. If any provision of this Agreement is deemed invalid, illegal or unenforceable, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected.

EMPLOYEE UNDERSTANDS THAT EMPLOYEE SHOULD CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT AND THAT EMPLOYEE IS GIVING UP ANY LEGAL CLAIMS EMPLOYEE HAS AGAINST THE PARTIES RELEASED ABOVE BY SIGNING THIS AGREEMENT. EMPLOYEE FURTHER UNDERSTANDS THAT EMPLOYEE MAY HAVE UP TO [21] [45] DAYS TO CONSIDER THIS AGREEMENT, THAT EMPLOYEE MAY REVOKE IT AT ANY TIME DURING THE 7 DAYS AFTER EMPLOYEE SIGNS IT, AND THAT IT SHALL NOT BECOME EFFECTIVE UNTIL THAT 7-DAY PERIOD HAS PASSED. EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE IS SIGNING THIS AGREEMENT KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE COMPENSATION AND BENEFITS DESCRIBED IN PARAGRAPH 1.

Dated:
[Employee Name]

[Company]

Dated:	By:

EXHIBIT C

FORM OF

GENERAL RELEASE OF CLAIMS

[Under age 40]

GENERAL RELEASE OF CLAIMS

[Under age 40]

This Agreement is by and between [Employee Name] (“Employee”) and [Applied Signal Technology, Inc. or successor that agrees to assume the Executive Retention and Severance Plan following a Change in Control] (the “Company”). This Agreement is effective on the day it is signed by Employee (the “Effective Date”).

RECITALS

A. Employee was employed by the Company as of                     ,         .

B. Employee and the Company entered into an Agreement to Participate in the Applied Signal Technology, Inc. Executive Retention and Severance Plan (such agreement and plan being referred to herein as the “Plan”) effective as of                     ,          wherein Employee is entitled to receive certain benefits in the event of a Termination Upon a Change in Control (as defined by the Plan), provided Employee signs a Release (as defined by the Plan).

C. A Change in Control (as defined by the Plan) has occurred as a result of [briefly describe change in control]

D. Employee’s employment is being terminated as a result of a Termination Upon a Change in Control. Employee’s last day of work and termination are effective as of                     ,          (the “Termination Date”). Employee desires to receive the payments and benefits provided by the Plan by executing this Release.

NOW, THEREFORE, the parties agree as follows:

1. Commencing on the Effective Date, the Company shall provide Employee with the applicable payments and benefits set forth in the Plan in accordance with the terms of the Plan. Employee acknowledges that the payments and benefits made pursuant to this paragraph are made in full satisfaction of the Company’s obligations under the Plan. Employee further acknowledges that Employee has been paid all wages and accrued, unused vacation that Employee earned during his or her employment with the Company.

2. Employee and Employee’s successors release the Company, its respective subsidiaries, stockholders, investors, directors, officers, employees, agents, attorneys, insurers, legal successors and assigns of and from any and all claims, actions and causes of action, whether now known or unknown, which Employee now has, or at any other time had, or shall or may have against those released parties based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever directly related to Employee’s employment by the Company or the termination of such employment and occurring or existing at any time up to and including the Termination Date, including, but not limited to, any claims of breach of written contract, wrongful termination, retaliation, fraud, defamation, infliction of emotional distress, or national origin, race, age, sex, sexual orientation, disability or other discrimination or harassment under the Civil Rights Act of 1964, the Age Discrimination In Employment Act of 1967, the Americans with Disabilities Act, the Fair Employment and Housing Act or any other applicable

5

law. Notwithstanding the foregoing, this release shall not apply to any right of the Employee pursuant to Sections 5.4 of the Plan or pursuant to a Prior Indemnity Agreement (as such terms are defined by the Plan).

3. Employee acknowledges that he or she has read Section 1542 of the Civil Code of the State of California, which states in full:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Employee waives any rights that Employee has or may have under Section 1542 and comparable or similar provisions of the laws of other states in the United States to the full extent that he or she may lawfully waive such rights pertaining to this general release of claims, and affirms that Employee is releasing all known and unknown claims that he or she has or may have against the parties listed above.

4. Employee and the Company acknowledge and agree that they shall continue to be bound by and comply with the terms and his obligations under the following agreements: (i) any proprietary rights or confidentiality agreements between the Company and Employee, (ii) the Plan, (iii) any Prior Indemnity Agreement (as such term is defined by the Plan) to which Employee is a party, and (iv) any stock option, stock grant or stock purchase agreements between the Company and Employee and (v) the Restrictive Covenants Agreement between the Company and Employee.

5. This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective successors, assigns, heirs and personal representatives.

6. The parties agree that any and all disputes that both (i) arise out of the Plan, the interpretation, validity or enforceability of the Plan or the alleged breach thereof and (ii) relate to the enforceability of this Agreement or the interpretation of the terms of this Agreement shall be subject to Section 12 and Section 13 of the Plan.

7. The parties agree that any and all disputes that (i) do not arise out of the Plan, the interpretation, validity or enforceability of the Plan or the alleged breach thereof and (ii) relate to the enforceability of this Agreement, the interpretation of the terms of this Agreement or any of the matters herein released or herein described shall be resolved by means of a court trial conducted by the superior or district court in Santa Clara County, California. The parties hereby irrevocably waive their respective rights to have any such disputes tried to a jury, and the parties hereby agree that such courts will have personal and subject matter jurisdiction over all such disputes. Notwithstanding the foregoing, in the event of any such dispute, the parties may agree to mediate or arbitrate the dispute on such terms and conditions as may be agreed in writing by the parties. The prevailing party shall be entitled to recover from the losing party its attorneys’ fees and costs incurred in any action brought to resolve any such dispute.

6

8. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, with the exception of any agreements described in paragraph 4 of this Agreement. This Agreement may not be modified or amended except by a document signed by an authorized officer of the Company and Employee. If any provision of this Agreement is deemed invalid, illegal or unenforceable, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected.

EMPLOYEE UNDERSTANDS THAT EMPLOYEE SHOULD CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT AND THAT EMPLOYEE IS GIVING UP ANY LEGAL CLAIMS EMPLOYEE HAS AGAINST THE PARTIES RELEASED ABOVE BY SIGNING THIS AGREEMENT. EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE IS SIGNING THIS AGREEMENT KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE COMPENSATION AND BENEFITS DESCRIBED IN PARAGRAPH 1.

Dated:
[Employee Name]

[Company]

Dated:	By:

7

EXHIBIT D

FORM OF

RESTRICTIVE COVENANTS AGREEMENT

RESTRICTIVE COVENANTS AGREEMENT

[Executive Officer]

THIS RESTRICTIVE COVENANTS AGREEMENT is made and entered into as of             , 200    , by and between                     , an individual (“Employee”), and [Applied Signal Technology, Inc., a California corporation] [Successor company that agrees to assume the Executive Retention and Severance Plan following a Change in Control] (the “Company”). For the purposes of this Agreement, the “Company” shall be deemed to include [Applied Signal Technology, Inc.] [Successor company that agrees to assume the Executive Retention and Severance Plan following a Change in Control], any successor entity and their majority owned direct and indirect subsidiaries that operate the Applied Signal Business (as hereinafter defined) during the term of this Agreement.

RECITALS

A. Applied Signal Technology, Inc., a California corporation (“Applied Signal”), is engaged throughout the United States of America and the world in the business of designing, developing, manufacturing and marketing advanced digital signal processing equipment to collect and process a wide range of telecommunications signals for signal reconnaissance applications (the “Applied Signal Business”).

B. Employee has been employed by the Company as its                      since             ,         .

C. Employee and the Company entered into an Agreement to Participate in the Applied Signal Technology, Inc. Executive Retention and Severance Plan (such agreement and plan being referred to herein as the “Plan”), effective as of             ,         , wherein Employee is entitled to receive certain severance payments and benefits in the event of [an Involuntary Termination or a Termination Upon a Change in Control] (both as defined by the Plan), provided Employee executes this Agreement.

D. [Pursuant to that certain Agreement and Plan of Reorganization (the “Reorganization Agreement”) dated as of             ,          by and among [Acquiror Parent], [                     Acquisition Corp.], a                      corporation and wholly-owned subsidiary of [Acquiror Parent] (“Sub”), and Applied Signal, [Acquiror Parent] is acquiring Applied Signal through a merger of [Applied Signal/Sub] with and into [Sub/Applied Signal] (the “Merger”) pursuant to which [Applied Signal/Sub], as the surviving corporation, will continue to operate the Applied Signal Business as a wholly-owned subsidiary of [Acquiror Parent].]

E. Employee’s employment is being terminated as a result of [an Involuntary Termination or a Termination Upon a Change in Control]. Employee’s last day of work and termination are effective as of             ,          (the “Termination Date”). Employee desires to receive the payments and benefits provided by the Plan by executing this Agreement.

F. In consideration of the payments and benefits to be provided to Employee by the Company, Employee, intending to be bound hereby, has executed this Agreement.

NOW, THEREFORE, the parties agree as follows:

1. Covenant Not to Compete.

(a) Employee and the Company agree that due to the nature of Employee’s association with the Company, Employee has confidential and proprietary information relating to the Applied Signal Business and operations of the Company. Employee acknowledges that such information is of extreme importance to the business of the Company and that disclosure of such confidential information to others, especially the Company’s Competitors (as defined below), or the unauthorized use of such information by others would cause substantial loss and harm to the Company.

(b) Employee and the Company further agree that the market for the Applied Signal Business is intensely competitive and that there are certain companies, as identified in Schedule 1 attached hereto (the “Competitors”), that directly compete with the Company in the Applied Signal Business.

(c) Employee agrees that, for a period of [one (1)/two (2)] years following the Termination Date (the “Noncompetition Period”), he will not, with or without compensation, directly or indirectly (including without limitation, through any Affiliate (as defined below) of Employee), own, manage, operate, control or otherwise engage or participate in, or be connected as an owner, partner, principal, creditor, salesman, guarantor, advisor, member of the board of directors of, employee of or consultant to, any of the Competitors. Employee agrees to notify the Company within 24 hours of each employment or consulting position or membership on a board of directors he accepts during the Noncompetition Period (including the name and address of the hiring party) and will, upon request by the Company, describe in reasonable detail the nature of his duties in each such position.

(d) Notwithstanding the foregoing, Employee may own securities in any Competitor that is a publicly held corporation, but only to the extent that Employee does not own, of record or beneficially, more than one percent (1%) of the outstanding voting securities of any such Competitor.

(e) “Affiliate” as used herein, means, with respect to any person or entity, any person or entity directly or indirectly controlling, controlled by or under direct or indirect common control with such other person or entity.

(f) Employee acknowledges and agrees that the restrictions contained in this paragraph are reasonable and necessary, as there is a significant risk that Employee’s provision of labor, services or advice or assistance to any Competitor could result in the inevitable disclosure of the Company’s proprietary information. Employee further acknowledges that the restrictions contained in this paragraph will not preclude him from engaging in any trade, business or profession for which he is qualified.

2. Nonsolicitation. Employee agrees that he will not during the Noncompetition Period, directly or indirectly:

(a) solicit, influence, entice or encourage any person who is an employee of or consultant to the Company to cease or curtail his or her relationship with the Company; or

(b) request, advise or induce any of the customers, suppliers, distributors, vendors or other business contacts of the Company with which Employee had contact while employed by the Company to withdraw, curtail, cancel or not increase their business with the Company.

3. Nondisruption. Employee agrees that he will not during the Noncompetition Period, directly or indirectly, interfere with, disrupt or attempt to disrupt any past, present or prospective relationship, contractual or otherwise, between the Company and any of its employees, consultants, customers, suppliers, distributors or vendors.

4. Nondisparagement. Employee agrees that he will not during the Noncompetition Period knowingly disparage the business reputation of the Company (or its management team) or take any actions that are harmful to the Company’s goodwill with its customers, suppliers, distributors, vendors, employees, consultants, the media or the public.

5. Confidentiality. Employee covenants that he will not, at any time, directly or indirectly, use for his own account, or disclose to any person, firm or corporation, other than authorized officers, directors and employees of the Company, Confidential Information (as hereinafter defined). As used herein, “Confidential Information” means information about the Company of any kind, nature or description, including, but not limited to, any proprietary knowledge, trade secrets, data, formulae, employees, and client and customer lists and all documents, papers, resumes, and records (including computer records), which is disclosed to or otherwise known to Employee as a direct or indirect consequence of his association with the Company. Employee acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company and that such information gives the Company a competitive advantage in its business. Employee further agrees to deliver to the Company, at the Company’s request, all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written or electronic information (and all copies thereof) furnished by the Company or created by Employee in connection with his association with the Company.

6. Equitable Relief. Employee acknowledges and agrees that the Company’s remedies at law for breach of any of the provisions of this Agreement would be inadequate and, in recognition of this fact, Employee agrees that, in the event of such breach, in addition to any remedies at law it may have, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may be available. Employee further acknowledges that should Employee violate any of the provisions of this Agreement, it will be difficult to determine the amount of damages resulting to the Company and that in addition to any other remedies it may have, the Company shall be entitled to temporary and permanent injunctive relief without the necessity of proving damages.

7. Termination by Employee of Covenant Not to Compete and Nonsolicitation. Employee may terminate the Covenant Not to Compete, and Nonsolicitation set forth in Sections 1 and 2 above, at any time by written notice to the Company. Upon such termination, all rights of Employee to continued severance payments and benefits under the Plan shall cease, and the Company shall terminate the provision of all such payments and benefits. All severance payments and benefits paid or provided to Employee under the Plan prior to such termination shall remain the property of Employee and Employee shall have no obligation to repay or reimburse the Company for such severance payments or benefits paid or provided prior to such date.

8. Termination of Certain Payments and Benefits Upon Breach. In addition to the remedies provided by paragraph 6 of this Agreement, Employee agrees that if the Board of Directors of the Company, acting in good faith, determines by a vote of not less than two-thirds of its entire membership, that any action or failure to act by Employee constitutes a material breach of any of the covenants set forth in paragraph 1, 2, 3, 4 or 5 of this Agreement, then the Company may, in its sole discretion, terminate any further provision of the severance payments and benefits under Section 4.1(b) or Section 6.2 of the Plan, as applicable, and require Employee to repay to the Company any such severance payments or benefits provided to Employee following the date of such material breach; provided, however, that should Employee elect to terminate the Covenant Not to Compete or Nonsolicitation at any time, Employee shall lose all rights to further severance payments under the Plan, but shall have no obligation to repay to the Company any severance payments paid to Employee as of the date of such termination. The Company shall be entitled, at its sole discretion, to set off any amounts that Employee is required to repay to the Company pursuant to this paragraph against any amount owed to Employee by the Company, including any amount owed to Employee pursuant to Section 4.1(a) or Section 6.1 of the Plan, as applicable.

9. Acknowledgement. Each of Employee and the Company acknowledges and agrees that the covenants and agreements contained in this Agreement have been negotiated in good faith by the parties, are reasonable and are not more restrictive or broader than necessary to protect the interests of the parties thereto, and would not achieve their intended purpose if they were on different terms or for periods of time shorter than the periods of time provided herein or applied in more restrictive geographical areas than are provided herein.

10. Separate Covenants. The covenants contained in this Agreement shall be construed as a series of separate covenants, one for each of the counties in each of the states of the United States of America, one for each province of Canada, and one for each country outside the United States and Canada.

11. Severability. The parties agree that construction of this Agreement shall be in favor of its reasonable nature, legality and enforceability, and that any construction causing unenforceability shall yield to a construction permitting enforceability. It is agreed that the noncompetition, nonsolicitation, nondisruption, nondisparagement and confidentiality covenants and provisions of this Agreement are severable, and that if any single covenant or provision or multiple covenants or provisions should be found unenforceable, the entire Agreement and remaining covenants and provisions shall not fail but shall be construed as enforceable without any severed covenant or provision in accordance with the tenor of this Agreement. The parties specifically agree that no covenant or provision of this Agreement shall be invalidated because of overbreadth insofar as the parties acknowledge the scope of the covenants and provisions contained herein to be reasonable and necessary for the protection of the Company and not unduly restrictive upon Employee. However, should a court or any other trier of fact or law determine not to enforce any covenant or provision of this Agreement as written due to overbreadth, then the parties agree that said covenant or provision shall be enforced to the extent reasonable, with the court or such trier to make any necessary revisions to said covenant or provision to permit its enforceability.

12. Not an Employment Agreement. This Agreement is not, and nothing in this Agreement shall be construed as, an agreement to provide employment to Employee. The provisions of Paragraphs 1, 2, 3, 4 and 5 of this Agreement shall be operative regardless of the reasons for any termination of Employee’s employment and regardless of the performance or nonperformance by any party under any other section of this Agreement.

13. Governing Law. This Agreement is made under and shall be governed by, construed in accordance with and enforced under the internal laws of the State of California.

14. Entire Agreement. This Agreement, together with the Plan, constitutes and contains the entire agreement and understanding concerning the subject matter addressed herein between the parties, and supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth herein or in the Plan.

15. Notices. Any notice or other communication under this Agreement shall be in writing, signed by the party making the same, and shall be delivered personally or sent by certified or registered mail or overnight courier, postage prepaid, addressed as follows:

If to Employee:

If to Company:	Applied Signal Technology, Inc.
400 West California Avenue
Sunnyvale, CA 94086
Attention: Chief Executive Officer

or to such other address as may hereafter be designated by either party hereto. All such notices shall be deemed given on the date personally delivered, mailed or deposited with an overnight courier.

16. Dispute Resolution. The parties agree that any and all disputes that (i) do not arise out of the Plan, the interpretation, validity or enforceability of the Plan or the alleged breach thereof and (ii) relate to the enforceability of this Agreement or the interpretation of the terms of this Agreement (including the determination of the scope or applicability of this agreement to arbitrate) shall be resolved by means of binding arbitration in Santa Clara County, California before a sole arbitrator, in accordance with the laws of the State of California for agreements made in that State. Any arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures. Judgment on the award may be entered in any court having jurisdiction. The prevailing party shall be entitled to recover from the losing party its attorneys’ fees and costs incurred in any action brought to resolve any such dispute.

17. Amendments; No Waiver.

(a) No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by the parties hereto.

(b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provision of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

18. Assignment. This Agreement may be assigned by the Company, without the consent of Employee, to any affiliate of the Company or to any nonaffiliate of the Company that shall succeed to the business and assets of the Company. This Agreement is personal to Employee, and Employee may not assign any rights or delegate any responsibilities hereunder.

19. Further Assurances. From time to time, at the Company’s request and without further consideration, Employee shall execute and deliver such additional documents and take all such further action as reasonably requested by the Company to be necessary or desirable to make effective, in the most expeditious manner possible, the terms of this Agreement, and to provide adequate assurance of Employee’s due performance hereunder.

20. Headings. The headings of paragraphs in this Agreement are solely for convenience of reference and shall not control the meaning or interpretation of any provision of this Agreement.

21. Construction. The language of this Agreement and of each and every paragraph, term and provision of this Agreement shall, in all cases, for any and all purposes, and in any and all circumstances whatsoever be construed as a whole, according to its fair meaning, not strictly for or against Employee or the Company and with no regard whatsoever to the identity or status of any person or persons who drafted all or any portion of this Agreement.

22. Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

EMPLOYEE

APPLIED SIGNAL TECHNOLOGY, INC.

By:

Title:

Schedule 1

To Restrictive Covenants Agreement

For purposes of Paragraph 1 of the Restrictive Covenants Agreement, the following companies are deemed to be Competitors:

1.

2.

3.